EXHIBIT 6.13

1 Venture, Suite 150, Irvine, CA 92618 Tel (888) 798-9100 www.shiftpixy.com

August 4, 2016

XccelerateHR, LLC

Attn: Sheila Guarderas, President and CEO

702 Civic Center Dr.

Oceanside, CA 92054

Re:	Acknowledgement Regarding Financial Transactions

Dear Ms. Guarderas:

In connection with a securities filing, we have been asked to confirm the nature of certain financial transactions between ShiftPixy, Inc. ("ShiftPixy"), and its affiliated organization, Shift Human Capital Management Inc. ("SHCM"), and XccelerateHR, LLC ("XHR").  We have represented to interested persons that (1) as a means to preserve certain client relationships in connection with the attempted seamless enrollment of such clients with SHCM from XHR, and to maintain worker's compensation insurance coverage with regard to the subject employees, ShiftPixy paid certain worker's compensation premium deposits and other expenses, including miscellaneous payroll related expenses, the total of which, amounting to $374,789.24 (lines 3 + 4 on the attached Exhibit A), effectively benefitted XHR, (2) since ShiftPixy had agreed to pay XHR certain commissions in connection with the enrollment of such clients with SHCM, the parties elected to treat $300,000 of such expenses as an advance against the commissions to be payable from ShiftPixy to XHR (calculating from April 1, 2016, which amount has been offset to date by $100,000, representing commissions for April, May, June and July of 2016), and (3) the balance of the amount owing from XHR to ShiftPixy (apart from the advance against commissions), $74,789.24, may be reduced by certain offsets totaling $85,838.99 (subject to documentation requests, noted below) (line 5 on Exhibit A), leaving a net credit to XHR of $11,049.75 (apart from the advance against commissions), which sum will be separately addressed by the parties as their relationship progresses; if such credit is not otherwise applied against any other amounts owing, ShiftPixy can apply the credit against the advance.

The parties also hereby acknowledge, and Sheila Guarderas, individually, also acknowledges, that (a) ShiftPixy has paid to Sheila Guarderas the sum of $15,000 as a "referral fee" associated with the enrollment of clients with ShiftPixy, and (b) such $15,000 fee is considered to be a credit to ShiftPixy for purposes of this document such that the $11,049.75 amount noted above, due to XHR by ShiftPixy, is hereby adjusted to a credit due to ShiftPixy by XHR in the amount of $3,950.25.

Acknowledgement Regarding Financial Transactions – 2016-08-04

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The parties also acknowledge that ShiftPixy has requested supporting documentation in the nature of fixed asset schedules for the following expense item, and the same will be considered open pending ShiftPixy's receipt and acknowledgement of documentation supporting the same: Invoice or purchase document for pressure seal machine and 2 check printers (including 1 HP laserjet).

The parties also hereby separately acknowledge that (a) XHR needs to use the HR Pyramid software in the future for certain processing requirements, and/or XHR may request that ShiftPixy assist XHR in using the software to respond to client inquiries associated with client accounts for periods prior to 4/1/2016, and/or XHR and ShiftPixy will cooperate to secure for XHR and/or ShiftPixy, as appropriate, a right to access legacy (pre-4/1/2016) data, and (b) there are some minor open issues regarding payroll tax withholding amounts in connection with payrolls processed by XHR for ShiftPixy, which amounts have not yet been fully reconciled, and the same are accordingly considered to be an open issue between the parties until finally resolved.

As a final matter, Sheila Guarderas, individually, and Chestnut Investors, LLC, a California limited liability company, hereby acknowledge that ShiftPixy paid two $5,000 rent payments (for the months of April and May of 2016) to Sheila Guarderas; such payments should have been paid to Chestnut Investors, LLC, as the actual landlord of the property leased.  Sheila Guarderas, as a member of Chestnut Investors, LLC, agrees to apply such payments to Chestnut Investors, LLC, and Chestnut Investors, LLC, agrees that the rent for such months has been paid in full.

If you, corporately and individually, are in agreement with our representations, please kindly acknowledge the same by affixing your signature in the appropriate places as indicated below.

Sincerely,

Scott W. Absher
President and CEO

ACKNOWLEDGED:

XccelerateHR, LLC

By:	/s/ Sheila Guarderas
Sheila Guarderas, CEO

/s/ Sheila Guarderas
Sheila Guarderas, Individually

ACKNOWLEDGED:

Chestnut Investors, LLC

By:	/s/ Sheila Guarderas
Sheila Guarderas, Managing Member

Acknowledgement Regarding Financial Transactions – 2016-08-04

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Exhibit A

4/1/2016 ShiftPixy Client Payroll	$173,481.76	ShiftPixy posted 4/1 payroll through XHR BOW Account.
4/1/2016 Wire to ShiftPixy	$(100,000.00)	For ShiftPixy 4/1 client payments received at XHR
4/1/2016 Net Due to ShiftPixy	$73,481.76

4/19/2016 ShiftPixy wire to Prosight	$99,243.68	Wire for XHR WC Premiums due to Prosight
4/25/2016 ShiftPixy wire in to XHR	$26,194.21	Wire to XHR to cover the credit on acct below.
4/25/2016 XHR credit from AM Trust	$(26,194.21)	Refund checks converted by AM Trust to CR for ShiftPixy's use
5/10/2016 ShiftPixy wire in to XHR	$200,000.00	Workers Compensation and Invoice Payment
4/25/2016 Shiftable Payroll Inv	$11,431.33	Inv 201633
4/26/2016 Payroll Wire to Shiftable	$(11,431.33)	Inv 201633
5/19/2016 Shiftable Vac/Holiday Club	$7,405.20	e mail
5/19/2016 Wire for Vac/Hol Club	$(7,405.20)	e mail
5/10/2016 Shiftable Payroll Inv	$7,221.01	Inv 201634
5/10/2016 Payroll Wire to Shiftable	$(7,221.01)	Inv 201634
5/25/2016 Shiftable Payroll Inv	$14,538.36	Inv 201635
5/25/2016 Payroll Wire to Shiftable	$(14,538.36)	Inv 201635
Other Items	$299,243.68

Total Agreed Upon Items	$372,725.44	Confirming e mail received by ShiftPixy 6/3/2016

Invoice from ShiftPixy
5/10/2016 Inv from ShiftPixy	$4,127.60	HRP Prorated fees June August 2016 (2 seats)
Credit only need 1 seat	$(2,063.80)	XHR only needs 1 seat.
Due to ShiftPixy	$2,063.80

Invoices to ShiftPixy
5/10/2016 Equipment Purchase	$(500.00)	Shiftable owes XHR
4/1/2016 HRP Subscription Fees	$(18,886.27)	Prorated
4/1/2016 HRP License Fee	$(16,236.69)	Prorated
5/23/2016 Pressure Seal Checks	$(340.11)	1.000 per box 7 2/3 boxes left
5/23/2016 MICR Toner	$(420.12)	$389+ 8% tax =$420.12
5/23/2016 Deposit Bal on WC Policies	$(36,567.30)	Prorated
4/30/2016 AP Shared Expenses	$(3,112.50)
7/16/2016 Batch and Check Fees	$(9,776.00)
Due from ShiftPixy	$(85,838.99)
Net due to ShiftPixy Before BPO prepaid	$288,950.25

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